Exhibit 10.20

Confidential information redacted and filed separately with the Commission.

Omitted portions are indicated by [*]

SIMMONS NEW DEALER INCENTIVE AGREEMENT

This Simmons New Dealer Incentive Agreement (the “Agreement”) is made between Simmons Bedding Company (“Simmons”) and Mattress Firm, Inc. and its Affiliates as hereafter defined (“Dealer”) and is effective as of the         day of June, 2005
(the “Effective Date”).

The Dealer will also enter into an Authorized Dealer Agreement (the “Dealer Agreement”) and the Co-Op Advertising Agreement (the “Co-Op Agreement”) with Simmons.  This Agreement sets forth separate terms and conditions under which Simmons will advance incentive funds to Dealer, and Dealer will also earn the right to receive certain other funds.

This Agreement set forth understandings of the parties with respect to the mutual obligations as to the matters described below.

1.                                       Definitions.

1.1                                 “Net Purchases” means purchases by Dealer of Simmons’ products from Simmons, less permitted returns and returns allowance.

1.2                                 “Eligible Products” means all Beautyrest® and BackCare® lines purchased by Dealer from Simmons and its affiliates, including purchases of floor samples for such lines at the discounted gross cost to Dealer.

1.3                                 “Small Stores” shall mean Stores containing less than [*] square feet of showroom space.

1.4                                 “Contract Year” shall mean the 12 month period beginning on the Effective Date of this Agreement or any anniversary thereof.

1.5                                 “Affiliates” shall mean Mattress Firm – Arizona, LLC and Mattress Firm Operating, Ltd.

1.6                                 “Stores” shall mean retail stores for the sale of mattresses currently owned and operated by Mattress Firm, Inc. or its Affiliates or which are opened during the Term, which shall never be less than [*] retail stores in any [*] period.

2.                                       Term.  This Agreement will take affect on the Effective Date, and will terminate immediately upon the earlier of either:  (i) the termination of the dealer relationship with Simmons; (ii) a breach of the Agreement as set forth in Section 16, which is not cured as provided therein; or (iii) five (5) years from the Effective Date (the “Term”).  Notwithstanding anything else set forth herein, if Dealer and Simmons do not enter into the Dealer Agreement and Co-Op Agreement within 10 days of the Effective Date, then this Agreement shall be null and void in all respects provided however that Dealer shall pay in full for any orders placed hereunder.  Both parties agree to negotiate such agreements in good faith.

3.                                       Promotions.  Dealer agrees to place on its Stores’ retail floors a minimum of [*] Eligible Products within [*] days of the Effective Date (with the exception of Small Stores).

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Dealer agrees to promote Simmons bedding on a regular basis, and to maintain bedding departments in good order consistent with the then current signed Dealer Agreement.  Dealer further agrees not to resell Simmons products to customers that Dealer knows or should have known reside outside the United States.  Dealer agrees to promote a reasonable and proportionate share of Simmons products in a reasonable proportion of media that Dealer uses for its advertising to the public consistent with the current signed Dealer Agreement.  For Small Stores, Dealer agrees that it will place on its retail floors a minimum of [*] Eligible Products within [*] days of the Effective Date.

4.                                       Advance.  Simmons agrees to advance to Dealer the sum of [*] (the “Incentive Fee”), in the form of a check or wire transfer within thirty (30) days of the initial floor sample shipment as an incentive to cause Dealer to put Simmons products in Dealer’s Stores.

5.                                       Floor Samples.  Simmons will extend to Dealer, a [*] discount on floor samples on new line, product introductions and initial floor samples purchased for new Stores.  Simmons agrees that it shall at least annually allow Dealer to replace all floor samples in each of the Stores of Dealer and its Affiliates, at Dealer’s option, and receive the [*] discount referred to herein on the purchase of the replacement floor samples.  Simmons will apply the discount on the face of the invoice submitted for the purchase of floor samples or, in the event the discount is not provided on the face of the invoice, Dealer will apply such discount in the payment of invoices submitted for the purchase of floor samples.

6.                                       Co-Op Advertising Funds.  Simmons will accrue, on Dealer’s behalf, [*] on all Net Purchases of Eligible Products as co-operative advertising funds into internally held accounts.  Simmons will provide Dealer with a monthly statement of Net Purchases of Eligible Product and the related co-operative advertising funds accrued on such purchases by the 15th day after the end of each month.  Such statement will be supplemented by an electronic listing in a format mutually acceptable to Dealer and Simmons of the individual invoices comprising the monthly Net Purchases of Eligible Product presented on such statement.  Furthermore, Simmons will submit a merchandise credit memorandum along with the monthly statement for the total amount of co-operative advertising funds accrued during the month.  On a monthly basis, Dealer may apply the merchandise credit to reduce on a dollar-for-dollar basis the amounts owed on invoices that are payable in the month following the month that such funds are earned.  Dealer agrees, upon request, to submit documentation to substantiate advertising spending funded with co-operative advertising funds pursuant to the terms of the Co-Op Agreement.

7.                                       New Store Openings.  For each new Store opened by Dealer after the Effective Date of this Agreement, Simmons will, within 10 days from the date of the Store opening (a) pay Dealer [*] in the form of a merchandise credit memorandum; (b) provide Dealer with floor sample discounts as described in Paragraph 5 above; and (c) provide Dealer with [*] for mutually approved point of purchase materials, which may include Simmons’ neon signs, pillow shams, and sign holders.

8.                                       Credit Terms.  Simmons will extend credit terms to Dealer of [*] discount if paid in [*] days of the invoice date with the total amount due in [*] days [*].

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9.                                       Delivery.  Simmons will place Dealer and its Affiliates on a priority delivery status with established order cutoff times by order day for all locations as outlined on Exhibit A attached hereto.  Any new market of Dealer which shall come under the terms of this Agreement shall be subject to a delivery status as mutually agreed to by the parties depending on the location of the new market.

10.                                 Consumer Warranty Claims.  Simmons will accrue monthly, on Dealer’s behalf, [*] of Eligible Product purchases as a warranty return credit into internally held accounts.  Simmons will provide Dealer with a monthly statement of Net Purchases of Eligible Product and the related warranty return credit funds accrued on such purchases by the 15th day after the end of each month.  Such statement will be supplemented by an electronic listing in a format mutually acceptable to Dealer and Simmons of the individual invoices comprising the monthly Net Purchases of Eligible Product presented on such statement.  Furthermore, Simmons will submit a merchandise credit memorandum along with the monthly statement for the total amount of warranty return funds accrued during the month.  On a monthly basis, Dealer may apply the merchandise credit to reduce on a dollar-for-dollar basis the amounts owed on invoices that are payable in the month following the month that such funds are earned.  Dealer agrees to handle at its sole cost and expense all consumer warranty claims, including without limitation all calls from consumers, inspections, replacements and correspondence; provided that all consumer warranty claims will be handled by Dealer in compliance with the terms and conditions set forth in Simmons’ warranty card provided with the product from time to time as well as all applicable Federal and state laws and regulations.  Dealer will have the right to reject factory defective products at the point of receipt (either direct off loading, from drop trailers, or errors in manufacturing such as wrong label upon delivery, improper manufacturer of floor samples) and factory recalls (e.g., odor, tick yellowing) and such products shall be excluded from the consumer warranty claims and accepted by Simmons for return.  Dealer will also be solely responsible for the clearance of defective merchandise and agrees to follow all applicable federal and state laws related to the sale and/or disposal of the replaced products.  Any product recalls (as determined by Simmons in its sole discretion) will be handled by Simmons; provided that Dealer will provide all reasonable assistance requested.  Dealer agrees to be responsible for, defend and hold Simmons and its affiliates, officers, directors, shareholders, agents, and employees harmless from and against any and all obligations, liabilities, losses, claims, demands, suits, actions, causes of action, damages, awards, injuries, offsets, costs and expenses (including, but not limited to, reasonable attorneys’ fees and costs) paid or incurred by, or imposed on, such parties, whether based in warranty, tort, contract or otherwise, directly or indirectly caused by or based upon Dealer’s handling of warranty claims hereunder, any breach of this section by Dealer or any violation of any Federal or state law or regulation.  Notwithstanding the foregoing, however, if in any Contract Year during the Term Dealer’s warranty claims on Eligible Products are more than [*] of Dealer’s gross sales of Eligible Products, then, in that event, Dealer shall have the right to require Simmons to take over the handling of all warranty situations and to credit Dealer for Dealer’s wholesale cost of the defective product that was returned, and

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Simmons shall agree to hold Dealer and its Affiliates harmless from same, including costs, damages, awards and attorneys’ fees, and Simmons will no longer be required to accrue [*] as a warranty return credit as set forth above.

11.                                 Refund.

a.                                       Within First [*] Months.  In the event this Agreement is terminated (a) by Simmons (i) under Sections 2(ii) and 16(a) of this Agreement; or (ii) under Section 13.2 of the Dealer Agreement; or (b) by Dealer for any reason within [*] months of the Effective Date, Dealer agrees that it will return to Simmons the Incentive Fee in full (i.e., [*]).  Dealer agrees to return the entire Incentive Fee it owes Simmons within [*] days of the termination of this Agreement.

b.                                      In the Last [*] Months.  In the event this Agreement is terminated (a) by Simmons (i) under Sections 2(ii) and 16(a) of this Agreement; or (ii) under Section 13.2 of the Dealer Agreement; or (b) by Dealer for any reason in the last [*] months of Term, Dealer agrees that it will return to Simmons a portion of the [*] of the Incentive Fee prorated based on the number of partial and full months remaining in the remaining [*] years of the Term.  By way of example, if the Agreement is terminated in year 4, month 7 (i.e., the 55th month), Dealer will be required to repay to Simmons a total of [*].  Dealer agrees to return the balance of the Incentive Fee it owes Simmons, if any, within [*] days of the termination of this Agreement.

12.                                 Meetings.  Simmons acknowledges that Dealer strives to maintain margins so as to permit productivity and profitability of its operations.  Simmons further acknowledges that Dealer evaluates the productivity and profitability of its stores by the productivity of its SKU’s and/or the gross sales generated per square foot of showroom space.  The parties agree to have quarterly meetings in which the profitability and productivity of the Eligible Products are discussed.  To the extent that any of the Eligible Products are deemed unproductive or unprofitable to Dealer, then Simmons agrees to use its best efforts to take steps to assist in reestablishing the profitability and productivity of Eligible Products, including the replacement thereof.

13.                                 Price Increases.  Simmons shall give Dealer at least 90 days written notice of any price increase of any Eligible Product.  Any such price change shall not be effective, however, until 90 days after written notice thereof and should Simmons fail to give Dealer 90 days advance notice, then Dealer shall have the right to be charged the prior price of any such Eligible Product until after 90 days written notice thereof.

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14.                                 POP Materials.  During the term of this Agreement, Simmons shall pay Dealer [*] (the “Base Amount”) per Contract Year within 90 days from the beginning of each Contract Year for point of purchase materials.  Beginning in the second Contract Year, the Base Amount shall be adjusted annually to reflect any increase or decrease in the Consumer Price Index (for All Urban Consumers for the Houston-Galveston-Brazoria, Texas Area Average for All Items, 1982-84=100) from the previous year.

15.                                 Ticks.  Simmons shall offer Dealer the opportunity to select exclusive ticks for new products approximately thirty (30) days before any new product is introduced.

16.                                 Default.

(a)                                  By Dealer:  If Dealer defaults under Sections 3, 6, 10, 18, 21, 26 or 27 of this Agreement, then Simmons shall send Dealer a written notice outlining in detail the alleged default.  Dealer shall have a period of thirty (30) days from the date of receipt of such notice to cure such default.  If Dealer fails to cure the breach within such 30-day period, then, in that event, Simmons shall have the right to terminate this Agreement immediately upon written notice to Dealer.

(b)                                 By Simmons:  If Simmons defaults under the terms of this Agreement, then Dealer shall send a written notice to Simmons outlining in detail the alleged default.  Simmons shall have a period of thirty (30) days from the date of receipt of such notice to cure such default.  If Simmons fails to cure the breach within such 30 day period, then, in that event, Dealer shall have the right to terminate this Agreement immediately upon written notice to Simmons.

17.                                 Relationship of the Parties.  Simmons and Dealer are and shall remain independent contractors.  This Agreement does not constitute a partnership or establish either party as the employee, agent, franchisee or legal representative of the other for any purpose and neither party has the authority to act for, bind or make commitments on behalf of the other, and Dealer hereby releases any claims that Simmons has violated any franchise disclosure or other franchisor obligation in connection with the creation of this Agreement.  Dealer agrees that nothing in this Agreement gives Simmons the right to establish the prices at which Dealer advertises and/or sells Simmons’ products.

18.                                 Dealer’s Representations and Warranties.  Dealer represents and warrants to Simmons that Dealer has had the opportunity to retain independent counsel regarding its existing and prospective obligations and commitments to third parties, and Dealer further represents and warrants that neither the execution of this Agreement nor the performance of Dealer’s obligations under this Agreement will conflict with or violate any contractual agreements with or commitments, whether written or oral, to any third party.

19.                                 Entire Agreement and Amendment.  This Agreement constitutes the entire agreement between the parties with respect to its subject matter and cancels and supersedes all prior agreements, understandings and arrangements, whether written or oral, between the Parties with respect to such subject matter, other than the Dealer Agreement and Co-Op Agreement.  To the extent of any conflicts between the terms of this Agreement and the Dealer Agreement or Co-Op Agreement, this Agreement shall control.  No amendment, modification or waiver of the terms of

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this Agreement will be binding on either party unless reduced to writing and signed by an authorized representative of the party to be bound.

20.                                 Notices.  Any notice required or permitted under this Agreement must be given in writing to the address provided for the party receiving the notice.  Notices to Simmons shall be made to:

Simmons Bedding Company
One Concourse Parkway
Atlanta, Georgia 30328 USA
Attention: Legal Department

Notices to Dealer shall be made to:

Gary Fazio, President and CEO
Mattress Firm, Inc.
5815 Gulf Freeway
Houston, Texas 77023 USA

21.                                 Assignment.  Neither party may assign its rights or delegate any of its rights or obligations under this Agreement without the express prior written consent of the other party.  Notwithstanding the foregoing, however, in the event that either party sells all or substantially all of their assets, or sells all or substantially all of their shares either by acquisition, sale, merger or in the event that either party puts their shares into a public offering then, in that event, this Agreement may be a assigned to the successor in interest without consent.

22.                                 Choice of Law.  This Agreement and all claims arising under or in connection with it shall be governed by and construed in accordance with the laws of the State of Texas, without regard to any conflicts or choice of laws principles that would otherwise require the application of the laws of any other jurisdiction.

23.                                 Arbitration.  Except for disputes regarding the non-payment of money due to Simmons, all disputes relating to any provision of this Agreement or relating to or arising out of the parties’ relationship or creation or termination thereof (including, without limitation, any claim that any provision of this Agreement or any other obligation of either of the parties is illegal or otherwise unenforceable or voidable) shall be settled by arbitration at the office of the American Arbitration Association in Houston, Texas if brought by Simmons and in Atlanta, Georgia if brought by Dealer, in accordance with the United States Arbitration Act (9 U.S.C. §1 et seq.) and the Commercial Arbitration Rules of the American Arbitration Association.  All awards of the arbitration shall be binding and non-appealable except as otherwise provided in the United States Arbitration Act.  Judgment upon the award of the arbitrator may be entered in any court having jurisdiction.  Nothing in this arbitration clause shall prevent Simmons from seeking a pre-award attachment of assets or preliminary relief to enforce intellectual property rights or confidentiality obligations, in a court of competent jurisdiction prior to an award on the merits by the arbitration panel.

24.                                 Labeling.  Commencing thirty (30) days from the date of written request from Dealer, all products delivered by Simmons to Dealer shall provide bar coded labeling in accordance with specifications mutually acceptable to Dealer and Simmons.

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25.                                 Performance Requirements.  Dealer shall have the right to terminate this Agreement if, in any Contract Year, Dealer’s Simmons retail sales divided by the total Simmons SKU’s does not equal that of another national brand manufacturer (with an assortment of at least [*] SKU’s and with substantially similar treatment on compensation, margin and similar items).

26.                                 Confidentiality.  Each party to this Agreement acknowledges that this Agreement and its terms are confidential information, which if disclosed to third parties could cause harm to the parties.  Each party agrees to exercise reasonable commercial efforts to maintain the confidentiality of the Agreement, the program and terms under this Agreement, as well as the confidential information, which such party receives or learns about the other parties hereto as part of this transaction and the relationship established thereby.  This obligation of confidentiality shall apply to each party as well as its employees, officers, directors, agents, partners, and shareholders.  Each party shall limit access to such confidential information to its employees, officers, directors, agents, attorneys, accountants, financial advisors, partners and shareholders with reasonable need to know such information, and each party shall be responsible for any unauthorized use or disclosure of that information by such individuals.  None of the parties to this Agreement shall disclose this confidential information to any other third party without the prior express written consent of the other parties hereto or unless required to do so by law.  Upon termination of this Agreement, for any reason, Dealer shall return to Simmons all written documents and computer discs (magnetic or otherwise) containing any confidential information, including, but not limited to, all manuals, bulletins, memoranda, correspondence and computer data (whatever stored on disc or otherwise).

27.                                 Trademarks.  Except as granted hereunder or under any other agreement between the parties hereto, Dealer acknowledges and agrees that Dealer has no right or interest in or to any trademarks or trade names owned or used by Simmons (“Trademarks”) and, in connection with its sales of Simmons products.  Dealer agrees that is shall not at any time alter any Trademarks or use Trademarks in a form and manner not approved by Simmons for any purpose, including the promotion, advertising and sale of Simmons products to the public.

28.                                 Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under the applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating any other provision of this Agreement.

29.                                 Waiver.  No waiver of any term or condition of this Agreement shall be effective or binding unless such waiver is in writing and is signed by the waiving party, nor shall this Agreement be changed, modified, discharged or terminated other than in accordance with its terms, in whole or in part, except by a writing signed by both parties.  Waiver by any party of any term, provision or condition of this Agreement shall not be construed to be a waiver of any other term, provision or condition nor shall such waiver be deemed a subsequent waiver of the same term, provision or condition.

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MATTRESS FIRM, INC.		SIMMONS BEDDING COMPANY

By:	/s/ Gary Fazio	By:	/s/ Kevin Damewood
	Gary Fazio President and CEO	Name:	Kevin Damewood

Date:	June 9, 2005	Title:	Senior Vice President Sales
		Date:	June 10, 2005

MATTRESS FIRM – ARIZONA, LLC		MATTRESS FIRM OPERATING, LTD.

By:	/s/ Gary Fazio	By:	/s/ Gary Fazio
	(Authorized Signature)		(Authorized Signature)
Name:	Gary Fazio	Name:	Gary Fazio
Title:	President	Title:	President
Date:	June 9, 2005	Date:	June 9, 2005

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